EXHIBIT 99.1

CB Financial Services, Inc. Declares Quarterly Cash Dividend and Announces Annual Meeting Date

WASHINGTON, Pa., Feb. 19, 2020 (GLOBE NEWSWIRE) -- CB Financial Services, Inc. (the “Company”) (NASDAQGM: CBFV), the holding company for Community Bank, today announced that its Board of Directors has declared a $0.24 quarterly cash dividend per outstanding share of common stock. The dividend will be paid on or about March 16, 2020 to stockholders of record as of the close of business on March 6, 2020.

In addition, the Company announced that the annual meeting of stockholders will be held on Wednesday, May 20, 2020 at 1:00 p.m. EDT at the Hampton Inn located at 227 Greene Plaza in Waynesburg, Pennsylvania.

About CB Financial Services, Inc.

CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank located in Washington, Pennsylvania. Community Bank operates twenty offices in Greene, Allegheny, Washington, Fayette, and Westmoreland Counties in southwestern Pennsylvania, seven offices in Brooke, Marshall, Ohio, Upshur and Wetzel Counties in West Virginia, and one office in Belmont County in Ohio. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary.

For more information about CB Financial Services, Inc. and Community Bank, visit our website at www.communitybank.tv.

Contact:
Barron P. McCune, Jr.
President and Chief Executive Officer
Phone: (724) 225-2400
Fax: (724) 225-4903